                                                                       EXHIBIT 5

                          GIORDANO, HALLERAN & CIESLA
                           A Professional Corporation
                               125 Half Mile Road
                                  P.O. Box 190
                         Middletown, New Jersey  07724
                                 (908) 741-3900



                              October 8, 1996


Roberts Pharmaceutical Corporation
Meridian Center II
4 Industrial Way West
Eatontown, NJ  07724

Gentlemen:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Roberts Pharmaceutical Corporation, a New Jersey corporation (the "Company") with the Securities and Exchange Commission for the registration of 10,024,540 shares of the Company's common stock $.01 par value (the "Common Stock") which are proposed to be offered and sold by certain security-holders of the Company (the "Selling Shareholders"), including shares (the "Conversion Shares") of Common Stock issuable upon the conversion of the Company's 5% Convertible Preferred Stock and shares issuable pursuant to the terms of certain Common Stock Purchase Warrants (the "Warrants").

     We have examined the orginal, or a photostatic or certified copy, of such records and certificates of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies and the correctness of all statements of fact contained therein.

     Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that (a) the Common Stock has been duly authorized and (b ) assuming (i) the proper conversion of the Company's 5% Convertible

Preferred Stock in the case of the Conversion Shares and (ii) the proper exercise of the Warrants in the case of the Warrant Shares, the Common Stock, when sold by the Selling Shareholders, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the caption "Legal Matters" in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                              Very truly yours,



                              GIORDANO, HALLERAN & CIESLA
                              A Professional Corporation

PDF/db